EXHIBIT 23.2


            Consent of KPMG LLP as accountants for Placer Sierra Bank



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                          Independent Auditors' Consent

The Board of Directors
Placer Sierra Bank and Subsidiary

We consent to the incorporation by reference in this Form S-8 of California Community Bancshares Inc. dated January 11, 2000 of our report dated February 9, 1999 except as to note 6 which is as of March 19, 1999 relating to the consolidated statement of financial condition of Placer Sierra Bank (formerly Placer Savings Bank) and subsidiary as of December 31, 1998 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the year ended December 31, 1998 which report appears in the Form S-4 of California Community Bancshares Inc. dated December 3, 1999.

KPMG LLP
Sacramento, California

January 10, 2000


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